AMENDED AND RESTATED STOCK OPTION PLAN OF ENERGIZER RESOURCES INC.

(as of December 2013)

1.	Purpose.

The purpose of this Plan is to advance the interests of Energizer Resources Inc., a Minnesota corporation (the “Company”), by providing an additional incentive to attract, retain and motivate highly qualified and competent persons who are key to the Company, including key employees, consultants, independent contractors, Officers and Directors, and upon whose efforts and judgment the success of the Company and its Subsidiaries is largely dependent, by authorizing the grant of options to purchase Common Stock of the Company and other related benefits to persons who are eligible to participate hereunder, thereby encouraging stock ownership in the Company by such persons, all upon and subject to the terms and conditions of this Plan.

2.                    Definitions.

As used herein, the following terms shall have the meanings indicated:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall mean any of the following:

(i)	a determination by the Company that there has been a willful, reckless or grossly negligent failure by the Optionee to perform his or her duties as an employee or consultant of the Company;
(ii)	a determination by the Company that there has been a willful breach by the Optionee of any of the material terms or provisions of any employment or consulting agreement between such Optionee and the Company;
(iii)	any conduct by the Optionee that either results in his or her conviction of a felony under the laws of the United States of America or any state thereof, or of an equivalent crime under the laws of any other jurisdiction;
(iv)	a determination by the Company that the Optionee has committed an act or acts involving fraud, embezzlement, misappropriation, theft, breach of fiduciary duty or material dishonesty against the Company, its properties or personnel;
(v)	any act by the Optionee that the Company determines to be in willful or wanton disregard of the Company’s best interests, or which results, or is intended to result, directly or indirectly, in improper gain or personal enrichment of the Optionee at the expense of the Company;
(vi)	a determination by the Company that there has been a willful, reckless or grossly negligent failure by the Optionee to comply with any rules, regulations, policies or procedures of the Company, or that the Optionee has engaged in any act, behavior or conduct demonstrating a deliberate and material violation or disregard of standards of behavior that the Company has a right to expect of its employees; or
(vii)	if the Optionee, while employed by the Company and for two years thereafter, violates a confidentiality and/or noncompeting agreement with the Company, or fails to safeguard, divulges, communicates, uses to the detriment of the Company or for the benefit of any person or persons, or misuses in any way, any Confidential Information, provided however, that, if the Optionee has entered into a written employment agreement with the Company which remains effective and which expressly provides for a termination of such Optionee’s employment for “cause,” the term “Cause” as used herein shall have the meaning as set forth in the Optionee’s employment agreement in lieu of the definition of “Cause” set forth in this Section 2(b).
(c)	“Change of Control” shall mean the acquisition by any person or group (as that term is defined in the Exchange Act, and the rules promulgated pursuant to that act) in a single transaction or a series of transactions of thirty percent (30%) or more in voting power of the outstanding stock of the Company and a change of the composition of the Board of Directors so that, within two years after the acquisition took place, a majority of the members of the Board of Directors of the Company, or of any corporation with which the Company may be consolidated or merged, are persons who were not Directors or Officers of the Company or one of its Subsidiaries immediately prior to the acquisition, or to the first of a series of transactions which resulted in the acquisition of thirty percent (30%) or more in voting power of the outstanding stock of the Company.

(d)       “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)	“Committee” shall mean the stock option committee appointed by the Board or, if not appointed, the Board.

(f)       “Common Stock” shall mean the Company’s Common Stock, par value $0.001 per share.

(g)	“Consultant” means any person or corporation engaged to provide ongoing management or consulting services for the Company or any employee of such person or corporation, other than a Director or an Employee.
(h)	“Director” shall mean a member of the Board and Management Company Employees of the Company.
(i)	“Employee” shall mean any person, including Officers, Directors, Consultants and independent contractors, employed by the Company or any parent or Subsidiary of the Company within the meaning of Section 3401(c) of the regulations promulgated thereunder.

(j)       “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k)	“Fair Market Value” of a Share on any date of reference shall be the Closing Price of a share of Common Stock on the business day immediately preceding such date, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For this purpose, the “Closing Price” of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of the Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the common stock is listed for trading on the TSX, the last reported sale price of the common stock on such exchange, as reported in any newspaper of general circulation, (iii) if the Common Stock is quoted on The Nasdaq Stock Market (“Nasdaq”), or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of the Common Stock on such system, or (iv) if neither clause (i), (ii) nor (iii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the 10 preceding days. If the information set forth in clauses (i) through (iii) above is unavailable or inapplicable to the Company (e.g., if the Company’s Common Stock is not then publicly traded or quoted), then the “Fair Market Value” of a Share shall be the fair market value (i.e., the price at which a willing seller would sell a Share to a willing buyer when neither is acting under compulsion and when both have reasonable knowledge of all relevant facts) of a share of the Common Stock on the business day immediately preceding such date as the Committee in its sole and absolute discretion shall determine in a fair and uniform manner.

(l)	“Incentive Stock Option” shall mean an incentive stock option as defined in Section 422 of the Code.
(m)	“Insider” means (i) a director or senior officer of the Company, (ii) a director or senior officer of a company that is an Insider or subsidiary of the Company, (iii) a person that beneficially owns or controls, directly, or indirectly, voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of the Company, or the Company itself if it holds any of its own securities.
(n)	“Management Company Employee” means an individual employed by a person providing management services to the Company, which services are required for the ongoing successful operations of the business enterprise of the Company.
(o)	“Non-Statutory Stock Option” or “Non-qualified Stock Option” shall mean an Option, which is not an Incentive Stock Option.
(p)	“Officer” shall mean the Company’s chairman, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of Subsidiaries shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase “policy-making function” does not include policy-making functions that are not significant. Unless specified otherwise in a resolution by the Board, an “executive officer” pursuant to Item 401(b) of Regulation S-K (17 C.F.R. § 229.401(b)) shall be only such person designated as an “Officer” pursuant to the foregoing provisions of this paragraph.
(q)	“Option” (when capitalized) shall mean any stock option granted under this Plan.
(r)	“Optioned Shares” mean the Shares, which may be acquired on exercise of an Option.
(s)	“Optionee” shall mean a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.
(t)	“Plan” shall mean this Amended and Restated Stock Option Plan of Energizer Resources Inc., as of October, 2012, which may be further amended or restated from time to time.
(u)	“Share” or “Shares” shall mean a share or shares, as the case may be, of the Common Stock, as adjusted in accordance with Section 10 of this Plan.
(v)	“Subsidiary” shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(w)	“TSX” means the Toronto Stock Exchange or any successor thereto.
(x)	“TSX Manual” means the Toronto Stock Exchange Company Manual.
(y)	“U.S. Optionee” means an Optionee who is a citizen of the United States or a resident of the United States, in each case as defined in section 7701(a)(30) and section 7701(b)(1) of the Code.

3.	Shares and Options.

Subject to adjustment in accordance with Section 10 hereof, the Company may issue up 37,500,000 to acquire Shares held in the Company’s treasury or from authorized and unissued Shares through the exercise of Options issued pursuant to the provisions of this Plan. If any Option granted under this Plan shall terminate, expire, or be canceled, forfeited or surrendered as to any Shares, the Shares relating to such lapsed Option shall be available for issuance pursuant to new Options subsequently granted under this Plan. Upon the grant of any Option hereunder, the authorized and unissued Shares to which such Option relates shall be reserved for issuance to permit exercise under this Plan. Subject to the provisions of Section 15 hereof, an Option granted hereunder shall be either an Incentive Stock Option or a Non-Statutory Stock Option as determined by the Committee at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or Non-Statutory Stock Option. No Incentive Stock Option shall be granted more than 10 years after the earlier of (i) the date on which this Plan is adopted by the Board or (ii) the date on which this Plan is approved by shareholders of the Company.

4.	Limitations.

Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Code Section 422(b) are exercisable for the first time by any individual during any calendar year (under all stock option or similar plans of the Company and any Subsidiary), exceeds U.S. $100,000.

5.                    Conditions for Grant of Options.

(a)	Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be those persons selected by the Committee from the class of all regular Employees of the Company or its Subsidiaries, including Employees, Directors and Officers who are regular employees of the Company, Directors who are not regular employees of the Company, as well as Consultants to the Company. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.
(b)	For so long as the Shares are listed on the TSX, the Company covenants that all Employees, Consultants or Management Company Employees shall be bona fide Employees, Consultants or Management Company Employees as the case may be, of the Company or its Subsidiaries.
(c)	In granting Options, the Committee shall take into consideration the contribution the prospective Optionee has made, or is expected to make, to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from Officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options under this Plan prescribe such terms and conditions concerning such Options as it deems appropriate, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein; provided further, however, that to the extent not cancelled pursuant to Section 9(b) hereof, upon a Change in Control, any Options that have not yet vested, may, in the sole discretion of the Committee, vest upon such Change in Control.
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(d)	The Options granted to Employees under this Plan shall be in addition to regular salaries, consulting fees, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither this Plan nor any Option granted under this Plan shall confer upon any person any right to employment or continuance of employment (or related salary and benefits) by the Company or its Subsidiaries.
(e)	If and for so long as the Shares are listed on the TSX:
(i)	the number of Options granted to Insiders within a 12 month period may not exceed 10% of the number of issued and outstanding Shares, unless the Company has obtained Disinterested Shareholder Approval (as such term is defined in the TSX Manual) for such an issuance;
(ii)	the maximum aggregate number of Shares that may be reserved under the Plan for issuance to any one individual in any 12 month period shall not exceed 5% of the issued and outstanding Shares at the time of grant; unless the Company has obtained Disinterested Shareholder Approval (as such term is defined in the TSX Manual) for such an issuance;
(iii)	the maximum aggregate number of Shares that may be reserved under the Plan or other share compensation arrangements of the Company for issuance to any one Consultant during any 12 month period shall not exceed 2% of the issued and outstanding Shares at the time of grant;
(iv)	the maximum aggregate number of Shares that may be reserved under the Plan or other share compensation arrangement of the Company for issuance to persons who are employed in investor relations activities (as defined in the TSX Manual) during any 12 month period shall not exceed 2% of the issued and outstanding Shares at the time of grant; and
(v)	the Board shall, through the establishment of the appropriate procedures, monitor the trading in the securities of the Company by all Optionees performing Investor Relations Activities.
(f)	Subject to the policies of the TSX, an Option shall vest and may be exercised (in each case to the nearest full Share) during the period for which the option is granted in accordance with a vesting schedule as the Board may determine in its discretion.
(g)	Subject to TSX approval, the exercise price per Optioned Share under an Option may be reduced at the discretion of the Board or Committee if:
a.	at least six months has elapsed since the later of the date such Option was granted and the date the exercise price for such Option was last amended; and
b.	disinterested shareholder approval of the shareholders of the Company is obtained for any reduction in the exercise price under an Option held by an Insider of the Company;

provided that if the exercise price is reduced to the then Discounted Market Price (as such term is defined in the TSX Manual), the TSX four month hold period will apply from the date of the amendment and further provided that no such conditions will apply in the case of an adjustment made under subsection 10(a) hereof. Notwithstanding anything to the contrary herein, the exercise price of an outstanding Option held by a U.S. Optionee will not be reduced below the Fair Market Value of a Share on the date of such modification of the Option.

6.                    Exercise Price.

The exercise price per Share of any Option shall be any price determined by the Committee but in no event shall the exercise price per Share of any Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted and, in the case of an Incentive Stock Option granted to a 10% stockholder, as described in Section 15, the per Share exercise price will not be less than 110% of the Fair Market Value. Re-granted Options, or Options, which are canceled and then re-granted covering such canceled Options, will, for purposes of this Section 6, be deemed to have been granted on the date of the re-granting.

7.                    Deemed Exercise of Options.

(a)	An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, (iii) the Optionee has agreed to be bound by the terms, provisions and conditions of any applicable stockholders’ agreement, and (iv) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee’s payment to the Company of the amount that is necessary for the Company or the Subsidiary employing the Optionee to withhold in accordance with applicable Federal, Provincial or state tax withholding requirements. Unless further limited by the Committee in any Option, the exercise price of any Shares purchased pursuant to the exercise of such Option shall be paid in cash, by certified or official bank check or by money order.
(b)	No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

8.	Exercise of Options.

Any Option shall become exercisable in such amounts, at such intervals, upon such events or occurrences and upon such other terms and conditions as shall be provided in an individual Option agreement evidencing such Option, except as otherwise provided in Section 5(c) or this Section 8.

(a)	The expiration date(s) of an Option shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant of the Option.
(b)	Unless otherwise expressly provided in any Option as approved by the Committee, notwithstanding the exercise schedule set forth in any Option, each outstanding Option, may, in the sole discretion of the Committee, become fully exercisable upon the date of the occurrence of any Change of Control, but, unless otherwise expressly provided in any Option, no earlier than six months after the date of grant, and if and only if Optionee is in the employ of the Company on such date.
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(c)	The Committee may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option.

9.                    Termination of Option Period.

(a)	Unless otherwise expressly provided in any Option Agreement, and subject to any applicable limitations contained in Section 15(c) of this Plan, the unexercised portion of any Option shall automatically and without notice immediately terminate and become forfeited, null and void at the time of the earliest to occur of the following:
(i)	the expiration of a period not to exceed one year (such period to be determined by the Board in its sole discretion) after the date on which the Optionee’s employment is terminated for any reason other than by reason of (a) Cause, (b) the termination of the Optionee’s employment with the Company by such Optionee following less than 60 days’ prior written notice to the Company of such termination (an “Improper Termination”), (c) a mental or physical disability (within the meaning of Section 22(e) of the Code) as determined by a medical doctor satisfactory to the Committee, or (d) death;
(ii)	immediately upon (a) the termination by the Company of the Optionee’s employment for Cause, or (b) an Improper Termination;
(iii)	the later of (a) the expiration of a period not to exceed one year (such period to be determined by the Board in its sole discretion) after the date on which the Optionee’s employment is terminated by reason of a mental or physical disability (within the meaning of Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee, or (b) three months after the date on which the Optionee shall die if such death shall occur during such period;
(iv)	one year after the date of termination of the Optionee’s employment by reason of death of the employee ; or
(v)	the expiration date of the Option established on the date of grant and set forth in the Option Agreement.
(b)	The Committee in its sole discretion may, by giving written notice (“cancellation notice”), cancel effective upon the date of the consummation of any corporate transaction described in Subsection 10(d) hereof, any Option that remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after approval of such corporate transaction.
(c)	Upon termination of Optionee’s employment as described in this Section 9, or otherwise, any Option (or portion thereof) not previously vested or not yet exercisable pursuant to Section 8 of this Plan shall be immediately canceled.

10.                  Adjustment of Shares.

(a)	If at any time while this Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split, combination or exchange of Shares (other than any such exchange or issuance of Shares through which Shares are issued to effect an acquisition of another business or entity or the Company’s purchase of Shares to exercise a “call” purchase option), then and in such event:
(i)	appropriate adjustment shall be made in the maximum number of Shares available for grant under this Plan, so that the same percentage of the Company’s issued and outstanding Shares shall continue to be subject to being so optioned;
(ii)	appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company’s issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price; and
(iii)	such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.
(b)	Subject to the prior consent of the TSX and the specific terms of any Option, the Committee may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee’s sole discretion, such adjustments become appropriate by reason of a corporate transaction described in Subsection 10(d) hereof, or otherwise, provided that any adjustment to an outstanding Option held by a U.S. Optionee will be made in a manner that complies with, and does not create adverse tax consequences under, section 409A of the Code.
(c)	Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into or exchangeable for shares of its capital stock of any class, either in connection with a direct or underwritten sale, or upon the exercise of rights or warrants to subscribe therefor or purchase such Shares, or upon conversion of obligations of the Company into such Shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of Shares then subject to outstanding Options granted under this Plan.
(d)	Without limiting the generality of the foregoing, the existence of outstanding Options granted under this Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate:
(i)	any or all adjustments, reclassifications, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business;
(ii)	any merger or consolidation of the Company or to which the Company is a party;
(iii)	any issuance by the Company of debt securities, or preferred or preference stock that would rank senior to or above the Shares subject to outstanding Options;
(iv)	any purchase or issuance by the Company of Shares or other classes of common stock or common equity securities;
(v)	the dissolution or liquidation of the Company;
(vi)	any sale, transfer, encumbrance, pledge or assignment of all or any part of the assets or business of the Company; or
(vii)	any other corporate act or proceeding, whether of a similar character or otherwise.
(e)	The Optionee shall receive written notice within a reasonable time prior to the consummation of such action advising the Optionee of any of the foregoing. The Committee may, in the exercise of its sole discretion, in such instances declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his or her Option.
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11.                  Transferability.

No Option or stock appreciation right granted hereunder shall be sold, pledged, assigned, hypothecated, disposed or otherwise transferred by the Optionee other than by will or the laws of descent and distribution and no Option or stock appreciation right shall be exercisable during the Optionee’s lifetime by any person other than the Optionee.

12.	Issuance of Shares.

As a condition of any sale or issuance of Shares upon exercise of any Option, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to, the following:

(i)	a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he or she is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and
(ii)	an agreement and undertaking to comply with all of the terms, restrictions and provisions set forth in any then applicable stockholders’ agreement relating to the Shares, including, without limitation, any restrictions on transferability, any rights of first refusal and any option of the Company to “call” or purchase such Shares under then applicable agreements, and
(iii)	any restrictive legend or legends, to be embossed or imprinted on Share certificates, that are, in the discretion of the Committee, necessary or appropriate to comply with the provisions of any securities law or other restriction applicable to the issuance of the Shares.
(iv)	if and for so long as the Shares are listed on the TSX, the exercise price is reduced to Discounted Market Price, Options will be subject to a four month hold period commencing from the date of grant and any Shares issued pursuant to the exercise of an Option prior to the expiry of the hold period will bear the following TSX legend (or similar wording, with the same effect):

“Without prior written approval of the TSX and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX or otherwise in Canada or to or for the benefit of a Canadian resident until [four months + 1 day from the date of grant.]”

13.	Stock Appreciation Rights.

The Committee may grant stock appreciation rights to Employees in tandem with Options that have been or are granted under the Plan. A stock appreciation right shall entitle the holder to receive, with respect to each Share as to which the right is exercised, payment in an amount equal to the excess of the Share’s Fair Market Value on the date the right is exercised over its Fair Market Value on the date the right was granted. Such payment will be made in cash. The Committee may establish a maximum appreciation value payable for stock appreciation rights.

14.                  Administration of this Plan.

(a)	This Plan shall be administered by the Committee, which shall consist of not less than two Directors. The Committee shall have all of the powers of the Board with respect to this Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.
(b)	Subject to the provisions of this Plan and the policies of the TSX, the Committee shall have the authority, in its sole discretion, to:

(i)   grant Options;

(ii)  determine the exercise price per Share at which Options may be exercised;

(iii) determine the Optionees to whom, and time or times at which, Options shall be granted;

(iv) determine the number of Shares to be represented by each Option;

(v)	determine the terms, conditions and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option, provided that no modification of an outstanding Option held by a U.S. Optionee will be made if it would result in adverse tax consequences under Section 409A of the Code;
(vi)	defer (with the consent of the Optionee) or accelerate the exercise date of any Option; and
(vii)	make all other determinations deemed necessary or advisable for the administration of this Plan, including re-pricing, canceling and re-granting Options.
(c)	The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of this Plan. The Committee’s determinations and its interpretation and construction of any provision of this Plan shall be final, conclusive and binding upon all Optionees and any holders of any Options granted under this Plan.
(d)	Any and all decisions or determinations of the Committee shall be made either:
(i)	by a majority vote of the members of the Committee at a meeting of the Committee; or
(ii)	without a meeting by the unanimous written approval of the members of the Committee.
(e)	No member of the Committee, or any Officer or Director of the Company or its Subsidiaries, shall be personally liable for any act or omission made in good faith in connection with this Plan.

15.                  Incentive Stock Options for 10% Stockholders; Other Limitations on Incentive Stock Options.

(a)	Notwithstanding any other provisions of this Plan to the contrary, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its Subsidiary) at the date of grant unless the exercise price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of 5 years from the date such Option is granted
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(b)	An Incentive Stock Option may be granted only to a person who is an employee of the Company or of any parent or subsidiary of the Company (within the meaning of section 424 of the Code).
(c)	Incentive Stock Options are subject to the limitations contained in Section 9(a) of this Plan and the applicable Option Agreement. In addition, in order to retain its status as an Incentive Stock Option, the following rules related to timing of exercise of the Incentive Stock Option following termination of employment apply, and failure to exercise within the applicable time period will result in loss of status as an Incentive Stock Option.
(i)	If a U.S. Optionee who has been granted an Incentive Stock Option ceases to be an employee of the Company (or by a subsidiary of the Company within the meaning of Section 424 of the Code) for any reason, whether voluntary or involuntary, other than death, permanent disability or just cause, then in order for the Option to retain Incentive Stock Option status, the Incentive Stock Option must be exercised by the earlier of (a) the date that is three months after the date of cessation of employment or (b) the expiration of the term of such Incentive Stock Option. For the purposes of this Section, the employment of a U.S. Optionee who has been granted an Incentive Stock Option will not be considered interrupted or terminated upon (a) sick leave, military leave or any other leave of absence approved by the Committee that does not exceed ninety (90) days in the aggregate; provided, however, that if reemployment upon the expiration of any such leave is guaranteed by contract or applicable law, such ninety (90) day limitation will not apply, or (b) a transfer from one office of the Company (or of any subsidiary) to another office of the Company (or of any parent or subsidiary) or a transfer between the Company and any parent or subsidiary.
(ii)	If a U.S. Optionee who has been granted Incentive Stock Options ceases to be employed by the Company (or by any parent or subsidiary of the Company within the meaning of Section 424 of the Code) because of a permanent disability, such U.S. Optionee may exercise such Incentive Stock Option (to the extent such Incentive Stock Option was exercisable on the date of permanent disability at any time prior to the earlier of (a) the expiration date of the Option established on the date of grant and set forth in the Option Agreement; or (b) the date that is later of (i) the expiration of a period not to exceed one year (such period to be determined by the Board in its sole discretion) after the date on which the U.S. Optionee’s employment is terminated by reason of a mental or physical disability (within the meaning of Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee, or (ii) three months after the date on which the U.S. Optionee shall die if such death shall occur during such period.
(d)	In the event that this Plan is not approved by the shareholders of the Company within twelve (12) months before or after the date on which this Plan is adopted by the Board, any Incentive Stock Option granted under this Plan will automatically be deemed to be a Non-Statutory Stock Option.

16.                Interpretation.

(a)	This Plan shall be administered and interpreted so that all Incentive Stock Options granted under this Plan will qualify as Incentive Stock Options under Section 422 of the Code. If any provision of this Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, and this Plan shall be construed and enforced as if such provision had never been included in this Plan.
(b)	This Plan shall be governed by the laws of the Province of Ontario, Canada.
(c)	Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan or affect the meaning or interpretation of any part of this Plan.
(d)	Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.
(e)	Time shall be of the essence with respect to all time periods specified for the giving of notices to the company hereunder, as well as all time periods for the expiration and termination of Options in accordance with Section 9 hereof (or as otherwise set forth in an option agreement).

17.                Amendment and Discontinuation of this Plan.

Subject to the policies of the TSX, either the Board or the Committee may from time to time amend this Plan or any Option without the consent or approval of the stockholders of the Company; provided, however, that, except to the extent provided in Section 9, no amendment or suspension of this Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

Notwithstanding any provision in a plan allowing amendments without security holder approval, specific security holder approval is required for the following:

(a)        a reduction in the exercise price or purchase price benefiting an insider of the issuer;

(b)       an extension of the term benefiting an insider of the issuer;

(c)        any amendment to remove or to exceed the insider participation limit;

(d)	an increase to the maximum number of securities issuable, either as a fixed number or a fixed percentage of the listed issuer's outstanding capital represented by such securities; and

(e)         amendments to an amending provision within a security based compensation arrangement.

18.                Termination Date.

This Plan shall terminate ten years after the date of adoption by the Board of Directors.